                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   SDL, INC.
                              80 ROSE ORCHARD WAY
                        SAN JOSE, CALIFORNIA 95134-1365

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 12, 1997

     The Annual Meeting of Stockholders (the "Annual Meeting") of SDL, Inc. (the "Company"), will be held at the Renaissance Meeting Center at Techmart, 5201 Great America Parkway, Santa Clara, California 95054, on Monday, May 12, 1997, at 9:00 a.m. Pacific Daylight Time, for the following purposes:

          1. To elect two (2) Class 3 directors to hold office until the 2000 annual meeting of stockholders and until their respective successors have been elected or appointed;

          2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 1997; and

          3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing matters are described in more detail in the enclosed Proxy Statement, which is attached and made a part hereof.

     The Board of Directors has fixed the close of business on March 31, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE TO ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.
                                         By Order of the Board of Directors,
                                         LOGO
                                         John P. Melton,
                                         Vice President, Business Operations,
                                         Secretary and Director

San Jose, California
April 14, 1997

                                   SDL, INC.
                              80 ROSE ORCHARD WAY
                        SAN JOSE, CALIFORNIA 95134-1365

                            ------------------------

                                PROXY STATEMENT

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SDL, Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders to be held on Monday May 12, 1997, at 9:00 a.m. Pacific Daylight Time, at the Renaissance Meeting Center at Techmart, 5201 Great America Parkway, Santa Clara, California 95054, and any adjournment or postponement thereof (the "Annual Meeting"). The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

RECORD DATE, SHARE OWNERSHIP AND QUORUM

     The close of business on March 31, 1997 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 13,386,432 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or approximately 6,693,217 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters.

SOLICITATION AND VOTING PROCEDURES

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an employee of the transfer agent will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The number of directors on the Board is currently fixed at six. The Company's Certificate of Incorporation divides the Company's Board of Directors into three classes. The members of each class of directors serve staggered three-year terms. The Board is composed of two Class 1 directors (Dr. Scifres and Mr. Geeslin), two Class 2 directors (Dr. Myers and Mr. Melton) and two Class 3 directors (Dr. Schwettmann and Mr. Holbrook), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders held in 1998, 1999 and 1997, respectively. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring.

     Two (2) Class 3 directors are to be elected at the Annual Meeting to serve until the 2000 Annual Meeting of Stockholders and until their respective successors are elected or appointed. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the other nominee named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the other nominee named without nomination of a substitute. The Board of Directors has no reason to believe that either of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

     In voting for directors, each shareholder is entitled to cast that number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock held by such shareholder. Such votes may be cast for one candidate or distributed in any manner among the nominees for director. However, the right to cumulate votes in favor of one or more candidates may not be exercised until the candidate or candidates have been nominated and a shareholder has given notice at the Annual Meeting of the intention to do so. The candidates receiving the highest number of affirmative votes will be elected, up to the number of directors to be elected. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

     Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

     Certain information about the nominees for Class 3 directors is furnished below:

     Dr. Schwettmann was appointed a member of the Board in October 1994. Dr. Schwettmann has served as President, Chief Operating Officer and a Director of Read-Rite Corporation since May 1993. Dr. Schwettmann has held positions as Chairman of the Advisory Committee for Integrated Systems at Stanford University, member of the Board of the Applied Technology Institute for Microelectronics and member of the Board of SEMATECH. He currently serves on the Board of Actel Corporation. Prior to joining Read-Rite, Dr. Schwettmann worked for Hewlett-Packard Company from 1976 to 1993, his most recent position being Vice President and General Manager of the Circuit Technology Group. Dr. Schwettmann received his B.Ch.E. degree from The City College of New York in 1961, his M.Ch.E. degree from New York University in 1964, and his Ph.D.Ch.E. degree from The City University of New York in 1969.

     Mr. Holbrook has been a Director of the Company since December 1995. Mr. Holbrook retired as Chief Technical Officer of Advanced Micro Devices in August 1994. Mr. Holbrook joined AMD in 1973 and served in a number of executive capacities. He was elected a corporate officer in 1978 and in 1982 was named Executive Vice President and Chief Operating Officer. In 1986 Mr. Holbrook was named President of AMD and elected to the board of directors. In 1989 he moved from Chief Operating Officer to Chief Technical Officer and in 1990 from President to Vice Chairman, a position he held until April 1996. Prior to joining

AMD, Mr. Holbrook held engineering management positions with Fairchild Semiconductor and Computer Micro Technology Corporation. Mr. Holbrook received a B.S. degree in engineering from UCLA in 1963 and an M.S. degree in electrical engineering from Stanford University in 1966.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     There are no family relationships among any of the directors or executive officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors met nine (9) times during 1996. None of the directors attended fewer than 75% of all the meetings of the Board and those committees of the Board on which he served. Directors of the Company who are not employees of the Company receive automatic grants under the SDL, Inc. 1995 Stock Option Plan (the "Option Plan") of options to purchase 9,000 shares upon initial election to the Board and 1,500 shares annually thereafter for continuing directors following each annual meeting of stockholders. In addition, in November 1996, the Board of Directors approved a non-employee director compensation package consisting of (i) an annual fee of $12,000 per year, payable quarterly in arrears beginning with a payment of $3,000 on December 31, 1996 for the quarter ending on such date, and (ii) reimbursement of expenses incurred in connection with attending meetings of the Board.

     The Audit Committee currently consists of Mr. Geeslin and Mr. Holbrook. The Audit Committee, which met five (5) times in 1996, recommends to the Board of Directors the engagement of the firm of certified public accountants to audit the financial statements of the Company for the fiscal year for which they are appointed, and monitors the effectiveness of the audit effort and the Company's financial and accounting organization and financial reporting.

     The Compensation and Stock Option Committee currently consists of Dr. Myers and Dr. Schwettmann. Its functions are to establish and review the compensation policies applicable to the Company's executive officers and to administer the Option Plan and SDL, Inc. 1995 Employee Stock Purchase Plan (the "Purchase Plan"), including determining the individuals to receive options and the terms of such options. The Compensation and Stock Option Committee met fourteen (14) times in 1996.

                                 PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP has served as the Company's independent auditors since 1983 and has been recommended to the Board of Directors as the Company's independent auditors for 1997. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of auditors. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Ernst & Young LLP as the independent auditors for the current year.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1997.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company and their ages as of March 31, 1997 were as follows:

            NAME              AGE                      POSITION
----------------------------  ---     ------------------------------------------
Donald R. Scifres             50      Chairman of the Board, Chief Executive
                                      Officer and President
John P. Melton                60      Vice President, Business Operations,
                                      Secretary and Director
Richard R. Craig              41      Vice President, Space and Avionics
                                      Business Unit
Gregory P. Dougherty          37      Vice President, Communications Business
                                      Unit and Corporate Marketing and Sales
Stephen J. Eglash             39      Vice President, Printing and Data Storage
                                      Business Unit
John G. Endriz                55      Vice President, Power Delivery Business
                                      Unit
Elizabeth A. Gurklys          36      Vice President, Human Resources
Michael C. Lancaster          51      Vice President, Manufacturing
Gregory C. Lindholm           46      Vice President, Finance, Chief Financial
                                      Officer and Treasurer
David F. Welch                36      Vice President, Systems Business Unit
Keith B. Geeslin (1)          43      Director
Anthony B. Holbrook (1)       57      Director
Mark B. Myers (2)             58      Director
Frederic N. Schwettmann(2)    57      Director

---------------

(1) Member of Audit Committee.

(2) Member of Compensation and Stock Option Committee.

     Dr. Scifres has been President, Chief Executive Officer and a member of the Board of Directors of the Company since he helped found the Company in 1983. In 1992, Dr. Scifres became Chairman of the Board. Dr. Scifres earned a B.S. degree in electrical engineering from Purdue University in 1968, and M.S. and Ph.D. degrees in electrical engineering from the University of Illinois in 1970 and 1972, respectively. From 1972 to 1983 Dr. Scifres held increasingly responsible positions at the Xerox Palo Alto Research Center including Manager of Optoelectronics and Xerox Research Fellow. Dr. Scifres is a member of the National Academy of Engineering and a Fellow of the Institute of Electrical and Electronic Engineers and the Optical Society of America, holds over 100 U.S. patents and has won a number of industry awards, including awards for commercialization of semiconductor OEIC and laser technology. Dr. Scifres has also served as the President of the Laser and Electro-Optics Manufaturers' Association and the IEEE Lasers and Electro-Optics Society.

     Mr. Melton joined the Company as a consultant in 1987 and became Manager, Business Operations of the Company in 1988. In 1992 Mr. Melton was appointed Vice President, Business Operations and became a Director of the Company. Mr. Melton is also Chairman of SDL Optics. Mr. Melton earned a B.S. degree in chemistry from the University of Oklahoma in 1958, and an M.B.A. degree from Stanford University in 1963.

     Dr. Craig joined the Company in September 1989 as Senior Staff Engineer in the Engineering Department. He was appointed Communications Business Unit Director upon creation of the unit in August 1994, and became Vice President, Communications Business Unit in March 1995. Dr. Craig became Vice President of the Space and Avionics Business Unit upon its creation in March 1997. Dr. Craig is also the President of SDL Optics. Dr. Craig received a B.S. degree in physics from the University of California, Berkeley in 1978 and a Ph.D. in electrical engineering from the University of California, Los Angeles in 1985.

     Mr. Dougherty joined the Company in March 1997 as Vice President, Communications Business Unit and Corporate Marketing and Sales. Prior to joining the Company, from 1989 to 1997, Mr. Dougherty was the

Director of Product Management and Marketing at Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit. From 1984 to 1989 he was employed by Laser Diode, Inc. in marketing and sales positions. Mr. Dougherty received a B.S. degree in Optics from Rochester University in 1983.

     Dr. Eglash joined the Company in March 1993 as a Staff Scientist in the Research Department and subsequently held positions in Marketing and Engineering. Dr. Eglash was appointed Vice President, Printing and Data Storage Business Unit upon its creation in January 1997. Prior to joining the Company, Dr. Eglash was employed by Hewlett-Packard Company from 1974 to 1985, and M.I.T. Lincoln Laboratory from 1985 to 1993. Dr. Eglash received a B.S. degree from the University of California, Berkeley in 1979 and M.S. and Ph.D. degrees from Stanford University in 1982 and 1986, respectively, all in electrical engineering.

     Dr. Endriz joined the Company in February 1988 as Engineering Manager. In 1992 Dr. Endriz was appointed Vice President, Engineering. Dr. Endriz became Vice President of the Power Delivery Business Unit upon its creation in January 1997. Dr. Endriz received B.S. and M.S. degrees in electrical engineering from the Massachusetts Institute of Technology in 1965 and a Ph.D. in electrical engineering from Stanford University in 1970.

     Ms. Gurklys initially joined the Company in April 1990 as a Human Resources Representative. Ms. Gurklys was appointed Human Resources Manager in April 1992. From March to June 1995, she was Human Resources Manager of Quasar Engineering, Inc. In July 1995, Ms. Gurklys rejoined the Company as Director of Human Resources and became Vice President, Human Resources in January 1996. Ms. Gurklys received a B.A. degree in administrative studies from York University in 1989.

     Dr. Lancaster joined the Company in August 1996 as Vice President, Manufacturing. From February 1994 to July 1996, Dr. Lancaster consulted in the areas of manufacturing techniques, chip scale packaging and surface mount technology. From September 1990 to January 1994 he was Director of Engineering at Solectron Corporation, a sub-contract manufacturing company. From September 1979 to August 1990 Dr. Lancaster held successive management positions at Advanced Micro Devices, Manufacturing Services Division which is responsible for the offshore assembly of integrated circuits, package design and reliability. Dr. Lancaster received a B.S. degree in Physics at the University of Nottingham, England and an M.S. and Ph.D. at the University of Lancaster, also in England.

     Mr. Lindholm joined the Company in September 1985 as Controller and Treasurer. In 1992 Mr. Lindholm was appointed Vice President, Finance and Chief Financial Officer. Mr. Lindholm received a B.A. degree in business administration from California State University, Fullerton in 1975.

     Dr. Welch joined the Company in January 1985 as a member of the technical staff. In January 1991, he became Manager of the Research Department. In 1992 Dr. Welch was appointed Vice President, Research & Development. Dr. Welch became Vice President, Systems Business Unit upon its creation in January 1996. Dr. Welch received a B.S. degree in electrical engineering from the University of Delaware in 1981 and a Ph.D. in electrical engineering from Cornell University in 1985. Dr. Welch received the Outstanding Young Scientist Award from the Optical Society of America in 1994 for his contributions to the commercialization of semiconductor OEICs and lasers.

     Mr. Geeslin has been a Director of the Company since July 1992. Mr. Geeslin is Senior Vice President of The Sprout Group, where he has been employed since 1984. In addition, he is a direct or indirect general or limited partner of a series of investment funds associated with The Sprout Group, a division of DLJ Capital Corporation, a subsidiary of Donaldson, Lufkin & Jenrette, Inc. Mr. Geeslin is also a director of Actel Corporation and several privately held companies. Mr. Geeslin received a B.S.E.E. degree from Stanford University in 1975, an M.A. degree in Philosophy, Politics and Economics from Oxford in 1977, and an M.S. degree in engineering-economic systems from Stanford in 1978.

     Dr. Myers has been a Director of the Company since December 1992. Dr. Myers is Senior Vice President, Corporate Research and Technology of Xerox Corporation, responsible for worldwide research and technology. Since joining Xerox in 1964, Dr. Myers has held several research and engineering positions. He was named Vice President and Manager of the Webster Research Center in 1984. He was elected Corporate Vice President in May 1989 and was named to his current position in February 1992. Dr. Myers earned a B.S.

degree in geology and physics from Earlham College, Richmond, Indiana, in 1960 and a Ph.D. in material sciences from Pennsylvania State University in 1964.

EXECUTIVE COMPENSATION

COMPENSATION TABLES

     The following tables set forth certain information concerning compensation of and stock options held by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          ------------
                                                ANNUAL COMPENSATION        SECURITIES
                                              -----------------------      UNDERLYING       ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)(1)      OPTIONS(2)    COMPENSATION(3)
-------------------------------------  ----   ---------   -----------     ------------   ---------------
Donald R. Scifres....................  1996   $ 209,312    $      --             --          $ 4,750
  Chairman of the Board,               1995     199,938      136,283         54,825            8,450(4)
  Chief Executive Officer and          1994     188,005       92,361             --            6,285(4)
     President
John P. Melton.......................  1996     150,331       15,419          7,500            2,417
  Vice President, Business             1995     131,646       44,148         20,400            3,048
     Operations,
  Secretary and Director               1994     116,910       29,648             --            2,346
David F. Welch.......................  1996     138,067       14,088         12,000            2,382
  Vice President, Systems              1995     122,028       41,629         20,400            2,335
  Business Unit                        1994     113,727       29,851             --            2,335
John G. Endriz.......................  1996     137,461           --             --            2,387
  Vice President, Power Delivery       1995     130,156       38,106         17,400            2,775
  Business Unit                        1994     124,545       28,004             --            2,355
Richard R. Craig.....................  1996     126,399           --             --            2,521
  Vice President, Space and            1995     111,229       39,623         24,900            3,163
  Avionics Business Unit               1994     102,978       15,437         12,750            2,574

---------------

(1) Includes bonus amounts in the year earned, rather than in the year in which each such bonus amount was paid or is to be paid.

(2) Options granted pursuant to the Company's 1992 Stock Option Plan. The options vest annually over a four year period at the rate of 25% per year.

(3) Represents matching contributions paid by the Company under the Company's 401(k) plan.

(4) Includes reimbursement of certain expenses as specified in Dr. Scifres Employment Agreement, including tax preparation, legal expenses, physical exam and additional life insurance.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to the grant of stock options under the Company's 1993 Long-Term Stock Incentive Plan (the "Plan") to each of the Named Executive Officers during the fiscal year ended December 31, 1996.

                                                                                              POTENTIAL
                                                                                             REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF
                                                                                                STOCK
                                   NUMBER OF                                             PRICE APPRECIATION
                                  SECURITIES      % OF TOTAL                                     FOR
                                  UNDERLYING      OPTIONS TO      EXERCISE                   OPTION TERM
                                    OPTIONS      EMPLOYEES IN    PRICE PER    EXPIRATION -------------------
              NAME                GRANTED(1)    FISCAL YEAR(2)    SHARE(3)      DATE        5%        10%
--------------------------------  -----------   --------------   ----------   --------   --------   --------
Donald R. Scifres...............         --             --              --          --         --         --
John P. Melton..................      7,500           2.33%       $ 18.833    02/08/05   $ 77,875   $191,810
David F. Welch..................     12,000           3.73          16.917    01/07/05    112,130    276,289
John G. Endriz..................         --             --              --          --         --         --
Richard R. Craig................         --             --              --          --         --         --

---------------

(1) Each of these options vests over four years at a rate of 25% of the shares subject to the option per year and has a ten-year term.

(2) Based on a total of 322,099 options granted to employees of the Company in 1996, including the Named Executive Officers.

(3) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the date the options were granted.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table discloses for the Named Executive Officers information regarding options to purchase the Company's Common Stock exercised during 1996 and options to purchase the Company's Common Stock held at the end of 1996.

                                                        NUMBER OF
                                                        SECURITIES
                                                        UNDERLYING
                                                       UNEXERCISED
                                                         OPTIONS            VALUE OF UNEXERCISED
                                                      AT FISCAL YEAR      IN-THE-MONEY OPTIONS AT
                           SHARES        VALUE          END(#)(2)         FISCAL YEAR END($)(3)(4)
                         ACQUIRED ON   REALIZED(1)  ------------------   --------------------------
         NAME            EXERCISE(#)      ($)       EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
-----------------------  -----------   ----------   ------------------   --------------------------
Donald R. Scifres......    126,000     $2,715,170   425,476     61,228   $10,881,269     $1,161,732
John P. Melton.........     63,000      1,409,459    19,988     26,820       465,177        398,195
David F. Welch.........     65,000      1,358,074    26,279     31,494       628,157        459,078
John G. Endriz.........     34,185        711,952     5,881     16,540       107,451        293,777
Richard R. Craig.......     13,500        326,493    44,840     25,181     1,050,773        405,570

---------------

(1) The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market of the shares subject to such options on the exercise date.

(2) The number of shares underlying exercisable options which are not subject to repurchase by the Company is 375,154; 9,932; 15,785; 5,881 and 23,722 for
    Dr. Scifres, Mr. Melton, Dr. Welch, Dr. Endriz and Dr. Craig, respectively.

(3) The value of "in-the-money" stock options represents the positive spread between the exercise price of options and the fair market value of the underlying on December 31, 1996 ($26.25).

(4) The value of shares underlying exercisable options which are not subject to repurchase by the Company is $9,577,582; $204,657; $346,290; $107,451 and
    $956,147 for Dr. Scifres, Mr. Melton, Dr. Welch, Dr. Endriz and Dr. Craig, respectively.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

     During 1996, the Compensation and Stock Option Committee established levels of compensation for the Company's executive officers. Dr. Myers and Dr. Schwettmann currently serve as members of the Compensation and Stock Option Committee of the Company's Board of Directors.

     Dr. Schwettmann President, Chief Operating Officer and Director of Read-Rite Corporation and Dr. Myers Senior Vice President, Corporate Research and Technology of Xerox Corporation are currently directors and members of the Compensation and Stock Option Committee. During 1996 the Company sold approximately $414,544 of products to Read-Rite Corporation and $58,550 of products to Xerox Corporation. In addition, the Company has entered into certain agreements with Xerox Corporation. See "Certain Relationships and Related Transactions -- Agreements with Xerox Corporation."

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     The Compensation and Stock Option Committee (the "Committee") of the Board of Directors sets the compensation of the Chief Executive Officer of the Company, reviews the design, administration and effectiveness of the compensation program for executive officers, and approves annual bonuses and stock option grants for all executive officers. The Committee, serving under a charter adopted by the Board of Directors, is composed entirely of outside directors who have never served as officers of the Company.

     The Company operates in the extremely competitive and rapidly changing high technology industry. The Company believes that the compensation programs for executive officers of the Company should be designed to attract, motivate and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of overall Company financial results and individual contributions.

     The compensation for each of the Company's executive officers consists of a base salary, an annual bonus and longterm incentive compensation in the form of stock option grants. Information obtained from available surveys of executive compensation in the high technology industry is used to determine total compensation levels. Based upon the Company's actual performance compared to its performance goals and the individual's performance compared to his or her performance goals the Committee then considers the award of a cash bonus.

     The Committee met in February 1997 to evaluate the annual bonus payable to the Company's executive officers and employees for fiscal 1996. In general, the performance factors utilized by the Committee to evaluate whether bonuses should be granted to Company's executive officers for fiscal 1996 are quantifiable and include, but are not limited to, the following: the Company's performance based on both revenue and profit before interest and taxes that must be attained before a portion of the incentives are awarded, and the officer's overall individual performance in his or her position and relative contribution during the year. Bonuses paid reflected these results plus individual accomplishments of both corporate and functional objectives.

     Based on the above criteria, the Committee believes that the Company's executive officers are committed to achieving positive long-term financial performance and enhanced stockholder value, and that the compensation policies and programs discussed in this report have motivated the Company's executive officers to work toward these goals oriented to increasing stockholder value.

     The goal of the Company's long-term incentive compensation in the form of stock options is to align the interests of executive officers with those of stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee determines the size of each stock option grant according to each executive's position within the Company and sets a level it considers appropriate to create a meaningful opportunity for equity-based compensation. In addition, the Committee takes into account an individual's recent performance, his or her potential for future responsibility and promotion, and comparable awards made to individuals with comparable positions in other high technology companies. The relative weight given to each of these factors varies among individuals at the Committee's discretion.

     In February 1996, the Committee determined the annual base salary for the Chief Executive Officer for 1996. In setting Dr. Scifres' annual base salary the Committee based its decision on Dr. Scifres personal performance of his duties and on salary levels paid to chief executive officers of other high technology companies, and set his compensation somewhat below the 50th percentile of the surveyed data.

     The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly held corporation is limited to no more than $1 million per year. For the fiscal year ended December 31, 1996, no executive officer of the Company received $1 million in total compensation, nor does the Company anticipate that compensation payable to any executive officer will exceed $1 million for fiscal year 1997.

                                          Compensation and Stock Option
                                          Committee

                                          Mark B. Myers, Ph.D.
                                          Frederic N. Schwettmann, Ph.D.
April 14, 1997

PERFORMANCE GRAPH

     The following chart compares the cumulative total stockholder return on the Company's Common Stock during 1995 and 1996 since the date of the Company's IPO (March 15, 1995) through the fiscal year ended December 31, 1996, with the cumulative total return on the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies), the Donaldson, Lufkin & Jenrette Semiconductor Industry Index and the H&Q Technology Index for selected technology stocks. The comparison assumes $100 was invested on March 15, 1995 in the Company's Common Stock and in each of the foregoing indices, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                                                      DLJ
     Measurement Period                          NASDAQ Stock    Semiconductor    H&Q Technology
   (Fiscal Year Covered)         SDL, Inc.      Market - U.S.        Index            Index
03/15/95                               100.00           100.00           100.00           100.00
03/31/95                               160.94           101.22            99.51           100.94
06/30/95                               187.50           115.61           140.24           122.47
09/30/95                               176.56           129.25           165.50           139.46
12/31/95                               150.00           130.31           116.48           136.19
03/31/96                               199.94           137.06           122.04           138.91
06/30/96                               267.10           148.31           142.49           145.29
09/30/96                               192.13           151.96           171.95           154.71
12/31/96                               246.02           159.90           226.86           163.42

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SALES TO AND AGREEMENTS WITH XEROX

     During 1996 the Company sold $58,550 of products to Xerox Corporation ("Xerox"). Mark B. Myers, a Director of the Company, is a Senior Vice President of Xerox. The Company believes that these sales were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties.

     Effective September 1992, the Company and Xerox entered into an agreement addressing the relationship of the parties for the conduct of certain research and development regarding semiconductor laser arrays. The research and development program is an annually renewable five year effort funded by the National Institute of Standards and Technology ("NIST") in the aggregate amount $8,925,000, with matching funds scheduled to be contributed by the Company and Xerox in the aggregate amount of $2,947,000 and $6,158,000, respectively over the same period, subject to specified adjustments in the event NIST reduces their funding. Under the terms of the research and development agreement, the Company and Xerox will develop technology conceived and reduced to practice, developed or authored under the research and development program and each party will have certain exclusive rights to such technology for use in its specified field. The Company and Xerox will license to each other solely-owned technology and certain other technologies related to the program. In September 1992, the Company, on behalf of itself and Xerox entered into the first year of the cooperative agreement with NIST pursuant to which the parties agreed to the conduct of and funding for the aforementioned research program. The cooperative agreement was subsequently renewed by NIST in November 1993, November 1994 and renewed for the final two years in September 1995.

     As part of the agreement relating to its formation, the Company entered into a technology agreement with Spectra-Physics, Inc. ("Spectra-Physics") and Xerox (the "Technology Agreement"), pursuant to which Xerox granted the Company certain rights to certain technical information and patents held or developed by Xerox prior to September 30, 1989. In addition, the Technology Agreement gives Xerox certain rights to certain technical information and patents developed by the Company. The Company has agreed with Xerox that the cutoff date of the accrual of such rights shall be July 17, 1995. As part of a lawsuit between the Company and Spectra-Physics, Xerox has also asserted claims against the Company under the Technology Agreement.

     In May 1995, the Company, Xerox and several other parties created a consortium to research and develop semiconductor laser that emit blue light. The project is funded by the Defense Advanced Research Projects Agency ("DARPA") in the aggregate amount of $4,136,000, scheduled to be paid over two years, with matching funds scheduled to be contributed by the Company and Xerox in the aggregate amount of $979,000 and $846,000, respectively, over the same period with additional funds contributed by the other consortium members. The consortium members shall retain the entire right, title and interest throughout the world to each invention developed under the program. The three principal members of the consortium, including the Company and Xerox, agreed to provide cross licenses to the other principal members on all patents which may issue for any invention related to Metal Organic Chemical Vapor Deposition growth technology of III -- V nitrides.

SALES TO READ-RITE CORPORATION

     During 1996 the Company sold $414,544 of products to Read-Rite Corporation. Frederic N. Schwettmann, a Director of the Company, is President, Chief Operating Officer and a Director of Read-Rite Corporation. The Company believes that these sales were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

STOCK OPTION PROMISSORY NOTES AND ESCROW INSTRUCTION AGREEMENTS

     In connection with the exercise of certain of their options to purchase Company stock, certain employees, including all of the officers of the Company, issued the Company promissory notes for the exercise price of such options. The notes have five-year terms, with the principal due at the end of such term, accrued but unpaid interest payable annually, and interest rates ranging from 5.00% to 8.00%. The aggregate principal and accrued interest balance of such notes as of December 31, 1996 was approximately $256,000. In connection with the exercise of such options and such notes, certain employees, including all of the officers of the Company, entered into joint escrow instruction agreements to hold in escrow shares issued upon exercise of such options until full payment of such notes or termination of certain first refusal or repurchase rights set forth in the respective option agreements.

OPTION GRANTS

     In May 1996, Keith B. Geeslin, Anthony B. Holbrook, Mark B. Myers and Frederic N. Schwettmann were each granted an option for 1,500 shares of Common Stock.

     In addition, options to purchase an aggregate of 38,500 shares of Common Stock were granted to officers of the Company from January 1, 1996 to December 31, 1996. See "Executive Compensation -- Option Grants in Last Fiscal Year."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 31, 1997 by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (b) each director and nominee for director of the Company, (c) each executive officer named in the Summary Compensation Table above who beneficially owns shares and (d) all executive officers, directors and nominees for director who beneficially own shares, as a group.

                                                    NUMBER OF SHARES      PERCENTAGE OF SHARES
               NAME OF BENEFICIAL OWNER            BENEFICIALLY OWNED     BENEFICIALLY OWNED(1)
        ---------------------------------------    ------------------     ---------------------
        LeRoy C. Kopp and Kopp Investment
          Advisors, Inc.(2)....................         1,612,634                  12.0%
        U.S. Trust Company of New York(3)......         1,221,978                   9.1
        Donald R. Scifres(4)...................         1,208,704                   8.7
        JP Morgan & Co., Inc.(5)...............           867,675                   6.5
        John P. Melton(6)......................           142,187                   1.1
        David F. Welch(7)......................           120,324                     *
        Gregory C. Lindholm(8).................           119,847                     *
        Richard R. Craig(9)....................            61,936                     *
        John G. Endriz(10).....................            53,202                     *
        Keith B. Geeslin(11)...................            22,908                     *
        Elizabeth A. Gurklys(12)...............            13,958                     *
        Mark B. Myers(13)......................            11,200                     *
        Frederic N. Schwettmann(14)............            11,200                     *
        Anthony B. Holbrook(15)................             9,500                     *
        Stephen J. Eglash(16)..................             4,977                     *
        Michael C. Lancaster...................                --                     *
        Gregory P. Dougherty...................                --                     *
        All executive officers and directors as
          a group(14 persons)(17)..............         1,779,943                  12.7%

---------------

  *  Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Applicable percentages are based on 13,386,432 shares outstanding on March 31, 1997, adjusted as required by the rules. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

 (2) LeRoy C. Kopp and Kopp Investment Advisors, Inc.'s address is 6600 France Avenue South, Suite 672, Edina, Minnesota 55435. Such information is based on a Schedule 13G filed by such stockholder with the Securities and Exchange Commission and reflects stock held as of December 31, 1996, including 112,500 shares as to which Kopp Investment Advisors, Inc. has sole voting power, 35,000 shares of which Kopp Investment Advisors, Inc. has sole investment power and 1,577,634 shares of which Kopp Investment Advisors, Inc. has shared investment power.

 (3) U.S. Trust Company of New York's address is 114 West 47th Street, New York, New York 10036. Such information is based on a Schedule 13G filed by such stockholder with the Securities and Exchange Commission and reflects stock held as of December 31, 1996, including 1,221,978 shares as to which U.S. Trust Company of New York has shared voting and investment power.

 (4) Includes (i) 649,963 shares held by The Donald R. and Carol D. Scifres Revocable Living Trust and 99,450 shares held by each of Dr. Scifres' five dependent children and (ii) 459,291 options exercisable during the sixty-day period following March 31, 1997. Dr. Scifres' address is c/o SDL, Inc., 80 Rose Orchard Way, San Jose, California 95134.

 (5) JP Morgan & Co., Inc.'s address is 60 Wall Street, New York, New York 10260. Such information is based on a Schedule 13G filed by such stockholder with the Securities and Exchange Commission and reflects stock held as of December 31, 1996, includes 527,850 shares as to which JP Morgan & Co., Inc. has sole voting power, and 867,675 shares of which JP Morgan & Co., Inc. has sole investment power.

 (6) Includes (i) 111,204 shares held by John Philip Melton and Eve Wood Melton or successor(s), as trustees of the Melton Family Trust DTD 8/6/92 and (ii) 30,983 options exercisable during the sixty-day period following March 31, 1997.

 (7) Includes (i) 96,751 shares held by David F. Welch and Heidi A. Welch, Trustees F/A/0 The Welch Charitable Remainder Uni Trust DTD 10/17/95 and
     (ii) 23,573 options exercisable during the sixty-day period following March 31, 1997.

 (8) Includes (i) 83,435 shares held by Gregory C. Lindholm and Laurie D. Lindholm co-trustees under the Lindholm Trust Agreement DTD 11/l/95 and
     (ii) 36,412 options exercisable during the sixty-day period following March 31, 1997.

 (9) Includes 55,696 options exercisable during the sixty-day period following March 31, 1997.

(10) Includes 12,190 options exercisable during the sixty-day period following March 31, 1997.

(11) Includes 11,200 options exercisable during the sixty-day period following March 31, 1997.

(12) Includes 3,600 options exercisable during the sixty-day period following March 31, 1997.

(13) Includes 11,200 options exercisable during the sixty-day period following March 31, 1997.

(14) Includes 11,200 options exercisable during the sixty-day period following March 31, 1997.

(15) Includes 9,500 options exercisable during the sixty-day period following March 31, 1997.

(16) Includes 4,977 options exercisable during the sixty-day period following March 31, 1997.

(17) Includes 669,822 options exercisable during the sixty-day period following March 31, 1997.

                             STOCKHOLDER PROPOSALS

     To be considered for presentation to the annual meeting of the Company's stockholders to be held in 1998 and included in the Company's proxy statement relating thereto, a stockholder proposal must be received by John P. Melton, Secretary, SDL, Inc., 80 Rose Orchard Way, San Jose, California, 95134-1365 no later than December 15, 1997.

                      STOCKHOLDER NOMINATIONS FOR DIRECTOR

     The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee. The Company's Certificate of Incorporation (the "Certificate") also establishes an advance notice procedure for bringing business before an annual meeting of stockholders and for nominating (other than by or at the direction of the Board of Directors) candidates for election as directors. To be timely, notice of nominations or other business to be brought before an annual meeting must be received by the Secretary of the Company, at the address set forth above, not earlier than ninety nor later than sixty days prior to the first anniversary of the preceding year's annual meeting or, if the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary, such notice must be received not earlier than ninety days prior to such annual meeting and not later than the later of (1) the sixtieth day prior to the annual meeting or (2) the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever occurs first. The Certificate also provides that notice of nomination of a candidate for director shall include certain information with respect to a proposed nominee, including (without limitation) information as to such nominee's business background, relationships with shareholders and certain other parties, and share ownership in the Company.

                                 OTHER MATTERS

     Compliance with Section 16(a) of the Exchange Act. Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no Forms 5 were required and the Company believes that, during 1996, all reporting persons complied with all applicable filing requirements.

     Other Matters. The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.

                                          By Order of the Board of Directors
                                          LOGO
                                          John P. Melton,
                                          Vice President, Business Operations,
                                          Secretary and Director
April 14, 1997
San Jose, California

PROXY

                                   SDL, INC.
                              80 ROSE ORCHARD WAY
                               SAN JOSE, CA 95134

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING ON MAY 12, 1997.

        Donald R. Scifres and Gregory C. Lindholm, or any one of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of SDL, Inc. (the "Company"), to be held on Monday, May 12, 1997, and any adjournment or postponement thereof.

        SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF ALL DIRECTORS, AND FOR ITEM 2.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                              Please mark
                                                            your votes as   [X]
                                                             indicated in
                                                             this example


                                                                    WITHHELD
                                                           FOR     AUTHORITY
1. Election of two (2) Class 3 (or if any nominee is not   [ ]        [ ]
   available for election, such substitutes as the Board of Directors or the proxy holders may designate).

   Nominees: FREDERIC N. SCHWETIMANN AND
             ANTHONY B. HOLBROOK.

   FOR, except vote withheld from the following nominee(s):

   --------------------------------------------------------

   --------------------------------------------------------

                                                          FOR  AGAINST  ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as the  [ ]    [ ]      [ ]
   Company's independent auditors for the fiscal year ending December 31, 1997:

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

   [ ] MARK HERE FOR
       ADDRESS CHANGE
       AND NOTE AT RIGHT:

                      PLEASE MARK, SIGN, DATE AND RETURN
                        THIS PROXY CARD PROMPTLY USING
                          THE ENCLOSED REPLY ENVELOPE.


Signature(s)                                                     Date
            ----------------------------------------------------     ----------
Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

 -------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -